As filed with the Securities and Exchange Commission on June 12, 2006

Registration No. 333-105880

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Covenant Transport, Inc.
(Exact name of registrant as specified in its charter)

Nevada	88-0320154
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

400 Birmingham Highway
Chattanooga, Tennessee	37419
(Address of Principal Executive Offices)	(Zip Code)

Covenant Transport, Inc. 2003 Incentive Stock Plan
(Full title of the plan)

David R. Parker
Chairman, President, and Chief Executive Officer
Covenant Transport, Inc.
400 Birmingham Highway
Chattanooga, Tennessee 37419
(Name and address of agent for service)

(423) 821-1212
(Telephone number, including area code, of agent for service)
Copy to:
Mark A. Scudder, Esq. Scudder Law Firm, P.C., L.L.O. 411 South 13th Street, Suite 200 Lincoln, Nebraska 68508 (402) 435-3223

DEREGISTRATION OF SHARES

Covenant Transport, Inc., a Nevada corporation (the "Company"), originally filed this registration statement with the Securities and Exchange Commission on June 5, 2003, whereby the Company registered 1,250,000 shares of the Company's Class A common stock, $0.01 par value per share ("Common Stock"), that had been approved for issuance under the Covenant Transport, Inc. 2003 Incentive Stock Plan (the "2003 Plan").

The Company now has adopted a new plan, the Covenant Transport, Inc. 2006 Omnibus Incentive Plan (the "2006 Plan"). Pursuant to Section 1.3 of the 2006 Plan, shares of Common Stock reserved for issuance under the 2003 Plan in excess of the number of shares of Common Stock as to which awards have been awarded thereunder are available for issuance under the 2006 Plan. As of June 5, 2006, a total of 475,819 shares of Common Stock were subject to outstanding but unexercised option grants, and a total of 766,031 shares of Common Stock were reserved for future stock grants, under the 2003 Plan. This Post-Effective Amendment No. 1 is being filed to deregister all shares of Common Stock reserved for issuance under the 2003 Plan that are not subject to outstanding but unexercised option grants.

Accordingly, this Post-Effective Amendment No. 1 is being filed to deregister 766,031 shares of Common Stock previously registered under the 2003 Plan. A new registration statement on Form S-8 will be filed by the Company to register shares of Common Stock issuable under the 2006 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-105880) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on June 12, 2006.

COVENANT TRANSPORT, INC.

By:	/s/ DAVID R. PARKER
David R. Parker Chairman of the Board, President, and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature and Title	Date

/s/ DAVID R. PARKER	June 12, 2006
David R. Parker Chairman of the Board, President, and Chief Executive Officer (Principal Executive Officer); Director

/s/ JOEY B. HOGAN	June 12, 2006
Joey B. Hogan Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ WILLIAM T. ALT	June 12, 2006
William T. Alt Director

/s/ ROBERT E. BOSWORTH	June 12, 2006
Robert E. Bosworth Director

/s/ HUGH O. MACLELLAN, JR.	June 12, 2006
Hugh O. Maclellan, Jr. Director

/s/ BRADLEY A. MOLINE	June 12, 2006
Bradley A. Moline Director

/s/ NIEL B. NIELSON	June 12, 2006
Niel B. Nielson Director

/s/ MARK A. SCUDDER	June 12, 2006
Mark A. Scudder Director